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PRESS RELEASE FOR IMMEDIATE RELEASE

Beazer Homes Announces Record Third Fiscal Quarter EPS of $3.01, Up 16%;
Results Include $0.34 Charge For Early Repayment of Debt

Atlanta, Ga., July 22, 2003—Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced results for the quarter ended June 30, 2003, the third quarter of its 2003 fiscal year. Highlights of the quarter, compared to the same quarter of the prior year, are as follows:

  •
  Record Third Quarter Diluted EPS: $3.01 (up 16% vs. $2.59 in prior year)
  •
  Home closings: 3,616 (down 9%)
  •
  Total revenues $772 million (up 4%)
  •
  Gross margin (before interest): 22.4% (up 280 basis points)
  •
  Net income: $40.7 million (up 17%)
  •
  Debt to total capitalization: 44% (down from 50%)
  •
  All-time record new orders: 4,734 homes (up 12%)
  •
  All-time record backlog: 8,578 homes (up 12%), sales value $1.8 billion (up 23%)
  •
  Results for the quarter include $7.6 million charge ($4.6 million after-tax or $0.34 per share) for early repayment of debt

Record Earnings for Third Quarter of Fiscal 2003

Ian J. McCarthy, President and Chief Executive Officer of Beazer Homes, said, "We are extremely pleased to announce record June quarter EPS of $3.01 and net income of $40.7 million for the third quarter of our 2003 fiscal year. This was our first full quarter in fiscal 2003 with results that are comparable to the prior year's quarter in that both include Crossmann Communities, which we acquired last April. The increases that we continue to report in earnings, new orders and backlog illustrate the organic growth that we are achieving."

Mr. McCarthy continued, "The growth in our new orders and backlog were especially impressive during the quarter, with new orders up 12% over last year's June quarter and the dollar value of our backlog up 23% as of the end of June, both setting new all-time company records. These increases were achieved on an increase of 7% in our number of active subdivisions during the quarter relative to the same quarter of the prior year. Our increasing sales velocity and the strength of our backlog are the best leading indicators of future growth in earnings."

Strong Financial Position

David S. Weiss, Executive Vice President and Chief Financial Officer, said, "We ended the June 2003 quarter with one of our strongest balance sheets ever. Our ratio of debt to total capitalization improved from 50% to 44% relative to the June quarter of the prior year. This performance demonstrates how we have both grown the business and generated positive cash flow from operations over the past year."

Mr. Weiss also said, "During the quarter we further improved our financial position by renegotiating and extending the term on our $250 million revolving credit facility and our $200 million four-year term loan, which we increased from our prior $100 million term loan. The proceeds from the increase in our term loan were used to retire our $100 million 8 7/8% Senior Notes due in 2008. This refinancing will result in interest savings of $6 million per year, based upon current interest rates. The early retirement of our debt resulted in a one-time charge of $7.6 million ($0.34 per share after-tax) to reflect the costs of retiring our debt including the write-off of previously capitalized fees."

Beazer Increases Target EPS Range for Fiscal 2003

Mr. McCarthy concluded, "With our record performance during the June quarter and our dollar backlog up 23% we now feel optimistic in our prospects for exceeding our prior earnings per share target of $12.25 for fiscal 2003. As a result, we are now raising our EPS target to a range of $12.25 to $12.50 per share, including the $0.34 charge that we recorded this quarter for the early retirement of our debt. This new target range represents 14% to 16% growth over fiscal 2002."

Beazer Homes USA, Inc., based in Atlanta, Georgia, is one of the country's ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and Virginia. Beazer Homes also provides mortgage origination and title services to its homebuyers.

Notes

Forward-Looking Statements:
Certain statements in this Press Release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company's Annual Report for the year ended September 30, 2002.

Non-GAAP Financial Measures:
EBITDA is not a generally accepted accounting principle (GAAP) financial measure. EBITDA is calculated by adding to net income the provision for income tax, depreciation, amortization and interest. EBITDA should not be considered an alternative to net income determined in accordance with GAAP as an indicator of operating performance, nor an alternative to cash flows from operating activities determined in accordance with GAAP as a measure of liquidity. Because some analysts and companies may not calculate EBITDA in the same manner as Beazer, the EBITDA information presented above may not be comparable to similar presentations by others. Beazer's management believes that EBITDA reflects the changes in the Company's operating results, particularly changes in the Company's net income, and is an indication of Beazer's ability to generate funds from operations that are available to pay income taxes, interest and principal on debt and to meet other cash obligations. A reconciliation of EBITDA to net income, the most directly comparable GAAP measure, is provided below:

	Quarter Ended June 30,
	2003	2002
Reconciliation of Net Income to EBITDA
Net Income	$40,689	$34,649
Add:
Income taxes	26,566	22,622
Interest	14,049	12,887
Depreciation and amortization	3,914	2,485

EBITDA	$85,218	$72,643

Contact:	David S. Weiss Executive Vice President and Chief Financial Officer (404) 250-3420 dweiss@beazer.com

—Table Follows—

BEAZER HOMES USA, INC.
CONSOLIDATED OPERATING AND FINANCIAL DATA
(Dollars in thousands, except per share amounts)

FINANCIAL DATA

	Quarter Ended June 30,		Nine Months Ended June 30,
	2003	2002	2003	2002
INCOME STATEMENT
Revenues	$771,758	$743,813	$2,137,485	$1,736,842
Costs and expenses:
Home construction and land sales	598,553	597,706	1,665,903	1,391,753
Interest	14,049	12,887	38,149	28,825
Selling, general and administrative expense	85,618	79,499	239,342	187,190
Expenses related to early retirement of debt	7,570	—	7,570	—

Operating income	65,968	53,721	186,521	129,074
Other income	1,287	3,550	4,523	5,782

Income before income taxes	67,255	57,271	191,044	134,856
Income taxes	26,566	22,622	75,463	52,880

Net income	$40,689	$34,649	$115,581	$81,976

Net income per common share:
Basic	$3.16	$2.76	$9.01	$8.35

Diluted	$3.01	$2.59	$8.59	$7.63

Weighted average shares outstanding, in thousands:
Basic	12,857	12,545	12,828	9,823
Diluted	13,530	13,388	13,454	10,742
Interest incurred	$16,120	$16,729	$49,618	$34,518
Depreciation and amortization	$3,914	$2,485	$9,597	$6,322

SELECTED BALANCE SHEET DATA

	June 30,
	2003	2002
Cash	$15,356	$5,682
Inventory	1,654,356	1,343,660
Total assets	2,040,773	1,736,838
Total debt	741,104	738,782
Shareholders' equity	925,966	745,814

BEAZER HOMES USA, INC.
CONSLIDATED OPERATING AND FINANCIAL DATA (Continued)
(Dollars in thousands, except per share amounts)

OPERATING DATA

	Quarter Ended June 30,		Nine Months Ended June 30,
	2003	2002	2003	2002
SELECTED OPERATING DATA
Closings:
Southeast region	1,204	1,350	3,390	2,856
West region	1,174	1,105	3,309	3,170
Central region	296	298	834	790
Mid-Atlantic region	261	347	789	1,088
Midwest region	681	860	2,073	860

Total closings	3,616	3,960	10,395	8,764

New orders, net of cancellations:
Southeast region	1,673	1,387	4,316	3,438
West region	1,474	1,248	3,690	3,494
Central region	332	327	860	917
Mid-Atlantic region	434	337	1,382	1,102
Midwest region	821	928	2,206	928

Total new orders	4,734	4,227	12,454	9,879

Backlog at end of period	8,578	7,627

Dollar value of backlog at end of period	$1,781,936	$1,447,144

Active subdivisions:
Southeast region	187	181
West region	86	73
Central region	42	32
Mid-Atlantic region	39	39
Midwest region	135	133

Total active subdivisions	489	458

BEAZER HOMES USA, INC.
CONSLIDATED OPERATING AND FINANCIAL DATA (Continued)
(Dollars in thousands, except per share amounts)

SUPPLEMENTAL FINANCIAL DATA:

	Quarter Ended June 30,		Nine Months Ended June 30,
	2003	2002	2003	2002
Revenues
Home sales	$745,221	$732,269	$2,089,605	$1,709,362
Land and lot sales	16,466	4,105	19,803	9,629
Mortgage origination revenue	14,941	10,957	40,351	26,317
Intercompany elimination — mortgage	(4,870)	(3,518)	(12,274)	(8,466)

Total revenues	$771,758	$743,813	$2,137,485	$1,736,842

Cost of home construction and land sales
Home sales	$589,500	$597,422	$1,661,605	$1,392,409
Land and lot sales	13,923	3,802	16,572	7,810
Intercompany elimination — mortgage	(4,870)	(3,518)	(12,274)	(8,466)

Total costs of home construction and land sales	$598,553	$597,706	$1,665,903	$1,391,753

Selling, general and administrative
Homebuilding operations	$78,026	$73,161	$217,872	$172,339
Mortgage origination operations	7,592	6,338	21,470	14,851

Total selling, general and administrative	$85,618	$79,499	$239,342	$187,190

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Beazer Homes Announces Record Third Fiscal Quarter EPS of $3.01, Up 16%; Results Include $0.34 Charge For Early Repayment of Debt
BEAZER HOMES USA, INC. CONSOLIDATED OPERATING AND FINANCIAL DATA (Dollars in thousands, except per share amounts)
BEAZER HOMES USA, INC. CONSLIDATED OPERATING AND FINANCIAL DATA (Continued) (Dollars in thousands, except per share amounts)
BEAZER HOMES USA, INC. CONSLIDATED OPERATING AND FINANCIAL DATA (Continued) (Dollars in thousands, except per share amounts)